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                                                                    EXHIBIT 99.1


                     COASTAL CARIBBEAN OILS & MINERALS, LTD.

                                  news release

                              FOR IMMEDIATE RELEASE

                     COASTAL PETROLEUM FILES ANOTHER LAWSUIT
                      OVER PROPERTY RIGHTS TAKING BY STATE



TALLAHASSEE, FLA., MAY 21, 2002 -- Coastal Petroleum Company announced today that it has filed a lawsuit against the state of Florida seeking compensation for the state's taking of its property rights to explore for oil and gas within its state lease 224-B in the Gulf of Mexico. The lawsuit follows a similar suit filed in January 2001 with respect to the Company's lease 224-A, which is contiguous to lease 224-B.

The lawsuit, filed in Leon County Circuit Court, asks the court to determine the fair market value of the 1947 state lease that gives Coastal Petroleum the exclusive right to drill for oil and gas in state waters in the Gulf.

Lease 224-B covers about 400,000 acres in the Gulf of Mexico extending from Pasco County to Collier County. The suit claims that the State's policy of prohibiting drilling offshore Florida constitutes a taking of the Company's Lease 224-B without compensation.

Coastal Petroleum Company is a majority-owned subsidiary of Coastal Caribbean Oils & Minerals, Ltd., which is traded on the OTC Bulletin Board (COCBF.OB) and traded on the Boston Stock Exchange (CCO-B; CCO-BN).

Statements included in this press release, which are not historical in nature are intended to be, and are hereby identified as, "forward looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among the risks and uncertainties are the uncertainty of any decision favorable to Coastal Petroleum in its litigation against the state of Florida and the substantial cost of continuing the litigation.

Contact:

Philip Ware (850) 653-2732